EXHIBIT 99.1

NEWS RELEASE

FOR:	U S Liquids Inc.
CONTACT:	William DeArman
Chief Executive Officer
(281) 272-4511
wdearman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. ANNOUNCES OPERATING RESULTS
FOR THE SECOND QUARTER OF 2003

     Houston, TX, August 13, 2003 — U S Liquids Inc. (AMEX: USL), a leading provider of liquid waste management services, announced results for the three and six months ended June 30, 2003.

RESULTS OF OPERATIONS

     For the quarter ended June 30, 2003, U S Liquids reported revenues of $37.2 million compared to $39.3 million in the prior year quarter. EBITDA (earnings before interest, taxes, depreciation, and amortization) from continuing operations was a loss of $0.7 million for the quarter compared to $7.7 million for the comparable 2002 quarter. Income (loss) from continuing operations for the quarter was a loss of $5.9 million or $0.37 per share compared to income of $2.6 million or $0.16 per share in the second quarter of 2002. The Company’s net income (loss) for the quarter, including discontinued operations, was a net loss of $6.0 million or $0.37 per share compared to net income of $1.8 million or $0.11 per share in the prior year period. During the second quarter of 2003, the Company wrote-off $2.6 million of previously deferred financing costs incurred in connection with its refinancing efforts and recorded severance expense of $1.5 million.

     For the six months ended June 30, 2003, U S Liquids reported revenues of $74.1 million compared to $75.2 million in the prior year period. EBITDA from continuing operations was $3.5 million for the six months ended June 30, 2003 compared to $12.7 million for the comparable 2002 period. Income (loss) from continuing operations for the six-month period ending June 30, 2003 was a loss of $7.8 million or $0.48 per share compared to income of $3.2 million or $0.19 per share in the comparable prior year period. The Company’s net income (loss), including discontinued operations and the cumulative effect of changes in accounting principles, was a net loss of $5.2 million or $0.32 per share compared to a net loss of $86.4 million or $5.20 per share for the six months ended June 30, 2003 and 2002, respectively.

     On July 31, 2003, the Company sold its Oilfield Waste Division, its Beverage Division and its Romic Environmental Technologies business to ERP Environmental Services, Inc. (“ERP Environmental”). ERP Environmental paid $68.0 million to the Company for the acquired businesses and also agreed to pay $2.0 million to the Company for certain transition services to be provided by the Company during the six-month period following the closing. The final purchase price is subject to adjustment based upon the net worth of the acquired businesses on the closing date. The net proceeds of the transaction were used to reduce debt outstanding under the Company’s credit facility, pay transaction expenses, fund employee severance obligations, and for other matters required by the purchase agreement.

     Industrial Wastewater Division

     The Industrial Wastewater Division reported revenues of $16.0 million for the quarter ended June 30, 2003, a slight decrease from revenues of $16.2 million during the comparable prior year quarter. Operating income for the quarter was $1.5 million compared to $2.1 million in the prior year quarter. A revenue increase at the Division’s Florida facility was offset by declines in revenue at the Detroit and East Palo Alto facilities. Operating income for the quarter decreased primarily as a result of the decreased revenues at the Detroit and East Palo Alto facilities.

     The Industrial Wastewater Division reported revenues of $30.8 million for the six months ended June 30, 2003 compared to $30.1 million in the comparable 2002 period. Operating income for the six months ended June 30, 2003 was $2.7 million compared to $2.2 million in the comparable 2002 period. Increased revenues and operating income at the Division’s Florida, Arizona and Georgia facilities were partially offset by decreases at the Detroit and East Palo Alto facilities.

     Commercial Wastewater Division

     The Commercial Wastewater Division reported revenues of $11.0 million for the quarter compared to $12.2 million for the comparable prior year quarter. The decrease in revenues in the current year period resulted from a decline in event-driven revenues at one of the Company’s Michigan locations. The Division had operating income of $0.7 million compared to $1.4 million in the prior year quarter. The decrease in operating income for the current year quarter compared to the prior year quarter is primarily due to a decline in event-driven revenues.

     The Commercial Wastewater Division reported revenues of $22.0 million for the six months ended June 30, 2003 compared to $23.8 million for the comparable prior year period. The decrease in revenues in the current year period resulted from a decline in event-driven revenues at one of the Company’s Michigan locations. The Division had operating income of $0.8 million compared to $2.1 million in the comparable prior year period. The decrease in operating income for the six months ended June 30, 2003 compared to the comparable prior year period is primarily due to lower event-driven revenues.

     Oilfield Waste Division

     The Oilfield Waste Division reported revenues of $5.3 million for the quarter compared to $5.8 million in the comparable prior year quarter. Operating income for the quarter was $1.0 million compared to $3.9 million in the prior year quarter. In 2002, the Company had second quarter revenues of $2.3 million from its contract with Newpark Resources that was terminated on July 1, 2002. On a comparable basis, revenues increased by $1.9 million compared to the prior year quarter due to the effect of improving market conditions, the construction of additional waste cells and the Company’s Trinity acquisition. The decrease in operating income compared to the prior year quarter is primarily the result of the Trinity transfer stations not operating at a level where the margins from offshore business are as great as the margins attributable to the Newpark contract.

     The Oilfield Waste Division reported revenues of $11.0 million for the six months ended June 30, 2003 compared to $11.2 million in the comparable prior year period. Operating income for the six months ended June 30, 2003 was $2.5 million compared to $6.9 million in the comparable prior year. In the six months ended June 30, 2002, the Company had revenues of $4.7 million from its contract with Newpark Resources that was terminated on July 1, 2002. On a comparable basis, revenues increased by $4.5 million compared to the prior year period due to the effect of improving market conditions, the construction of additional waste cells and the Company’s Trinity acquisition. The decrease in operating income compared to the prior year period is primarily the result of the Trinity transfer stations not operating at a level where the margins from offshore business are as great as the margins attributable to the Newpark contract.

     Beverage Division

     The Beverage Division had revenues of $4.9 million for the quarter ended June 30, 2003 compared to $5.1 million in the prior year quarter. Operating income was breakeven for the quarter compared to a loss of $0.3 million in the prior year quarter. The revenue decline and the improvement in operating income is primarily the result of a change in customer mix.

     The Beverage Division had revenues of $10.3 million for the six months ended June 30, 2003 compared to $10.1 million in the comparable prior year period. Operating income for the six months ended June 30, 2003 was $0.5 million compared to $0.3 million in the prior year quarter.

ACCOUNTING AND REPORTING CHANGES

     Accounting for Asset Retirement Obligations

     Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting For Asset Retirement Obligations. SFAS No. 143 requires that the discounted fair value of the liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Historically, the Company had recorded the gross estimated retirement obligation at the time the related asset was acquired. As a result of adopting SFAS No. 143, the Company recognized $2.7 million of income as a cumulative effect of change in accounting principle in the first quarter of 2003.

     Change in Segment Reporting

     Effective January 1, 2003, the Company began reporting the results of its beverage recycling business as a separate segment. Previously, the beverage business had been included in the Commercial Wastewater Division. Prior period results have been reclassified in order to be comparable to 2003 results.

     Discontinued Operations

     During the fourth quarter of 2002, the Company decided to divest of or suspend operations at several non-core businesses in its Commercial Wastewater Division. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reported the assets, liabilities and results of operations of those businesses separately as discontinued operations and restated all prior period financial information to present the results of continuing and discontinued operations separately.

     Goodwill

     Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, the amortization of goodwill is discontinued and an impairment test is performed upon adoption. In accordance with SFAS No. 142, an impairment charge of $87.8 million, net of tax, was recorded on adoption in the first quarter of 2002. This charge was reflected as a cumulative effect of change in accounting principle in the first quarter of 2002. The impairment test under SFAS No. 142 is required to be performed annually unless an impairment indicator exists.

OTHER INFORMATION

     The Company recently modified its credit facility to extend its maturity date to August 29, 2003. The Company is engaged in discussions with its lenders to further extend the maturity date of the credit facility, provide for the Company’s liquidity needs and modify certain covenants. No assurances can be given that the Company will be able to obtain replacement financing or extend the credit facility by August 29, 2003. Currently, the Company is not in compliance with certain covenants under the facility. A default under the Company’s credit facility could result in the maturity of substantially all of the Company’s indebtedness being accelerated.

     The Company continues to review all of its alternatives to reduce or refinance its indebtedness. These alternatives include sales of assets or operating divisions or issuance of common stock or other securities. The proceeds of any such transaction would be used to reduce or replace the Company’s outstanding debt. No assurances can be made that any such transaction will be successfully consummated. Any refinancing or business sale transaction is expected to result in either substantial dilution to current stockholders or further reduction in the size of the Company.

     Due to improper recording of job costs and certain other items at one of its business units, the Company restated its results of operations for the years ended December 31, 2002, 2001 and 2000. The Company contacted the Securities and Exchange Commission (“SEC”) and was advised that the SEC would conduct an informal investigation of the issues leading to the restatement. The Company is cooperating fully with the SEC in the investigation.

     EBITDA, or earnings before interest, taxes, depreciation and amortization, is a non-GAAP financial measure provided by the Company in this press release. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. The Company has included EBITDA because the Company believes it is an indicative measure of the Company’s operating performance and the Company’s ability to meet its debt service requirements and because EBITDA is used by investors and analysts to evaluate companies in the waste management industry. EBITDA is also a measure utilized in financial covenants contained in our existing credit facility. As presented by the Company, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

     Below is a reconciliation of net income (loss) to EBITDA excluding goodwill-related charges, discontinued operations and the cumulative effect of changes in accounting principles for the three and six-month periods ended June 30, 2003 and 2002:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net income (loss)	$(5,964)	$1,842	$(5,249)	$(86,439)

Add:
Interest expense	2,624	2,269	5,956	3,931
Interest income	(9)	(9)	(22)	(24)
Income taxes	15	140	60	204
Depreciation and amortization	2,598	2,725	5,276	5,415

EBITDA	(736)	6,967	6,021	(76,913)
Cumulative effect of change in accounting principle	—	—	(2,708)	87,823

	(736)	6,967	3,313	10,910
Add loss on discontinued operations, net of tax	70	777	140	1,801

EBITDA excluding discontinued operations	$(666)	$7,744	$3,453	$12,711

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility or obtain alternative financing; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on our customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

     Headquartered in Houston, Texas, U S Liquids is a leading provider of liquid waste management services. Following the sale of the businesses to ERP Environmental and assuming the sale of certain operations held for sale or closure, U S Liquids operates 20 facilities in 10 states and has more than 6,000 customers.

U S LIQUIDS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

		(As restated)		(As restated)
Revenues	$37,247	$39,311	$74,077	$75,222
Operating expenses	28,561	26,024	56,487	51,200

Operating margin	8,686	13,287	17,590	24,022
Selling, general and administrative expenses	9,504	5,684	14,647	11,599
Depreciation and amortization	2,598	2,725	5,276	5,415
Special income	(121)	(110)	(425)	(110)

Operating income (loss)	(3,295)	4,988	(1,908)	7,118
Interest expense	2,624	2,269	5,956	3,931
Other income, net	(40)	(40)	(107)	(202)

Income (loss) from continuing operations before income taxes	(5,879)	2,759	(7,757)	3,389
Income taxes	15	140	60	204

Income (loss) from continuing operations	(5,894)	2,619	(7,817)	3,185
Loss on discontinued operations, net of tax	(70)	(777)	(140)	(1,801)
Cumulative effect of change in accounting principle	—	—	(2,708)	87,823

Net income (loss)	$(5,964)	$1,842	$(5,249)	$(86,439)

EBITDA from continuing operations	$(666)	$7,744	$3,453	$12,711

Net income (loss) per share:
Continuing operations	$(0.37)	$0.16	$(0.48)	$0.19
Discontinued operations	(0.00)	(0.05)	(0.01)	(0.11)
Cumulative effect of change in accounting principle	—	—	0.17	(5.28)

Total	$(0.37)	$0.11	$(0.32)	$(5.20)

Shares utilized	16,233	16,467	16,224	16,631

Percentage of Revenues
Revenues	100.0%	100.0%	100.0%	100.0%
Operating margin	23.3%	33.8%	23.7%	31.9%
Selling, general and administrative expenses	25.5%	14.5%	19.8%	15.4%
Depreciation and amortization	7.0%	6.9%	7.1%	7.2%
Special income	-0.3%	-0.3%	-0.6%	-0.1%
Operating income (loss)	-8.8%	12.7%	-2.6%	9.5%
Income (loss) from continuing operations before income taxes	-15.8%	7.0%	-10.5%	4.5%
EBITDA from continuing operations	-1.8%	19.7%	4.7%	16.9%

U S LIQUIDS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
Additional Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

		(As restated)		(As restated)
Revenues:
Industrial	$16,033	$16,251	$30,784	$30,140
Commercial	11,010	12,182	21,991	23,769
Oilfield Waste	5,316	5,754	11,013	11,164
Beverage	4,888	5,124	10,289	10,149

Total segment revenues	$37,247	$39,311	$74,077	$75,222

Operating income:
Industrial	$1,470	$2,135	$2,728	$2,172
Commercial	688	1,425	788	2,066
Oilfield Waste	962	3,919	2,502	6,870
Beverage	—	(267)	458	279

Total segment operating income	3,120	7,212	6,476	11,387
General corporate expense	6,536	2,334	8,809	4,379

Operating income (loss) before special income	(3,416)	4,878	(2,333)	7,008
Special income	(121)	(110)	(425)	(110)

Operating income (loss)	$(3,295)	$4,988	$(1,908)	$7,118

Percentage of Revenues
Revenues:
Industrial	43.0%	41.3%	41.6%	40.1%
Commercial	29.6%	31.0%	29.7%	31.6%
Oilfield Waste	14.3%	14.6%	14.9%	14.8%
Beverage	13.1%	13.0%	13.9%	13.5%

Total segment revenues	100.0%	100.0%	100.0%	100.0%
Operating income:
Industrial	9.2%	13.1%	8.9%	7.2%
Commercial	6.2%	11.7%	3.6%	8.7%
Oilfield Waste	18.1%	68.1%	22.7%	61.5%
Beverage	0.0%	-5.2%	4.5%	2.7%

Total segment operating income	8.4%	18.3%	8.7%	15.1%
General corporate expense	17.5%	5.9%	11.9%	5.8%
Operating income (loss) before special income	-9.2%	12.4%	-3.1%	9.3%
Nonrecurring and special items	-0.3%	-0.3%	-0.6%	-0.1%
Operating income (loss)	-8.8%	12.7%	-2.6%	9.5%